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                                                                       EXHIBIT 5
January 11, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for EMusic.com Inc., a Delaware corporation (the "Company"), I am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 290,538 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options and purchase rights granted under the 1998 Amended and Restated Stock Option Plan of CDuctive.com Inc. (the "Plan") which have been assumed by the Company.

I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted as originals and the conformity to the originals of all documents submitted as copies. I am admitted to practice only in the State of California and I express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, I have based my opinion solely upon my examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. I have not obtained opinions of counsel licensed to practice in jurisdictions other than the State Of California.

Based on such examination, I am of the opinion that the 290,538 shares of Common Stock which may be issued upon exercise of options and purchase rights granted under the Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Peter M. Astiz, Esq.
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Peter M. Astiz, Esq.
General Counsel